Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Fourth Quarter and Full Year 2017 Results

SUWANEE, Ga., February 14, 2018 – ARRIS International plc (NASDAQ: ARRS) today announced preliminary and unaudited financial results for the fourth quarter and full year 2017.

Fourth Quarter 2017 Financial Highlights

•	Revenues were $1.739 billion

•	GAAP net income was $0.07 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.88 per diluted share

•	End-of-quarter cash resources were $511 million

•	$50 million of share repurchases

•	$822 million of cash resources used to complete Ruckus Networks acquisition

•	Order backlog was $1.1 billion

•	Book-to-bill ratio was 1.02

“Our strong fourth quarter results capped a year in which we made important strategic and financial strides in positioning ARRIS for long-term profitable growth,” said Bruce McClelland, ARRIS CEO. “A favorable product mix helped drive record quarterly non-GAAP earnings, and we achieved sequential profitability improvement throughout the year, while returning nearly $200 million in capital to shareholders via share repurchases. The recently closed Ruckus acquisition is already contributing to results and creates a more compelling, diversified platform for growth as we deliver innovative connectivity solutions across the enterprise and service provider markets.”

“With respect to the first quarter 2018, we are estimating revenues in the range of $1.575 billion to $1.625 billion. We expect GAAP net loss per diluted share in the range of $(0.43) to $(0.38) and adjusted net income per diluted share in the range of $0.50 to $0.55. For full year 2018, we expect revenues to be in the range of $7.100 billion to $7.350 billion, GAAP net income per diluted share in the range of $0.48 to $0.73, and adjusted net income per diluted share to be in the range of $2.80 to $3.05. We expect our 2018 performance to be driven by our new Enterprise segment, expanded Network and Cloud share, growing international sales, and continued shift to broadband in our CPE business.”

ARRIS will host its 2018 Investor Day on Wednesday, March 28, 2018 at The Westin New York at Times Square.    Registration for the event can be found at the Company’s website in the Investor Relations section.

Revenues in the fourth quarter 2017 of $1.739 billion were down $20 million, or 1%, as compared to fourth quarter 2016 revenues of $1.759 billion. Fourth quarter 2017 revenues were up $10 million, or 1%, as compared to third quarter 2017 revenues of $1.729 billion. Full year 2017 revenues were $6.614 billion, down $215 million, or 3%, as compared to the full year 2016 revenues of $6.829 billion.

GAAP net income in the fourth quarter 2017 was $0.07 per diluted share, as compared to GAAP net income of $0.46 per diluted share in the fourth quarter 2016 and a GAAP net income of $0.47 per diluted share in the third quarter 2017.

Full year 2017 GAAP net income was $0.49 per diluted share, as compared to 2016 GAAP net income of $0.09 per diluted share.

Adjusted net income (a non-GAAP measure) in the fourth quarter 2017 was $0.88 per diluted share, as compared to $0.79 per diluted share for the fourth quarter 2016, and third quarter 2017 adjusted net income of $0.80 per diluted share.

Adjusted net income was $2.72 per diluted share for 2017 as compared to 2016 adjusted net income of $2.86 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company ended the fourth quarter 2017 with $511 million of cash resources, as compared to $1.413 billion at the end of the third quarter 2017.

The Company used $822 million of cash resources to acquire the Ruckus Networks business and cash-out unvested equity awards held by transferring employees during the fourth quarter 2017, as required by the purchase agreement.

The Company repurchased 1.9 million ordinary shares for $50 million during the fourth quarter of 2017. For full year 2017, the Company repurchased 7.5 million ordinary shares for $197 million. As of December 31, 2017, the Company had $225 million remaining in available repurchase authorization.

The Company consumed $77.8 million of cash in operating activities during the fourth quarter 2017, including $61.5 million of employee equity payouts as part of the Ruckus Networks acquisition. This compares to $35.3 million generated during the fourth quarter 2016. For full year 2017, the Company generated $534 million of cash from operating activities as compared to $362 million generated during the full year 2016.

Order backlog at the end of the fourth quarter 2017 was $1.121 billion as compared to $1.106 billion and $1.083 billion at the end of the fourth quarter 2016 and the third quarter 2017, respectively. The Company’s book-to-bill ratio in the fourth quarter 2017 was 1.02 as compared to the fourth quarter 2016 of 1.04 and the third quarter 2017 of 0.86.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, February 14, 2018, to discuss fourth quarter 2017 results and first quarter and full year 2018 guidance. You may participate in this conference call by dialing 888-655-5028 or 503-343-6025 for international calls prior to the start of the call. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through February 21, 2018, by dialing 855-859-2056 or 404-537-3406 for international calls and using the pass code 9197819. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to revenues and net income for the first quarter and full year 2018, growth expectations, cost initiatives, the general market outlook and industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:

•	projected results for the first quarter and full year 2018 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the anticipated benefits from the Ruckus Networks acquisition may not be realized;

•	the Company may encounter significant integration costs and unknown liabilities in connection with the Ruckus Networks acquisition;

•	volatility in component pricing and supply could impact revenues and gross margins more than currently anticipated;

•	failure to receive clearance from U.S. Customs and Border Protection to allow the import and sale of certain products currently subject to an ITC exclusion order could significantly impact financial results;

•	volatility in currency fluctuation may adversely impact our international customers’ ability or willingness to purchase products and the pricing of products;

•	impacts of the U.K. invoking Article 50 of the Lisbon Treaty to leave the European Union, could have an adverse impact on results of operations;

•	regulatory changes, including those related to recently completed changes to the U.S. income tax code, could have an adverse impact on operations and results of operations;

•	the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation; and

•	the Company’s customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers.

These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business and results from operations. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2017. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is powering a smart, connected world. The company’s leading hardware, software and services transform the way that people and businesses stay informed, entertained and connected. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

# # #

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, Inc. All other trademarks are the property of their respective owners. © 2018 ARRIS Enterprises, Inc. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$487,573	$1,379,827	$1,346,028	$1,126,248	$980,123
Short-term investments, at fair value	23,874	33,309	38,759	90,673	115,553

Total cash, cash equivalents and short term investments	511,447	1,413,136	1,384,787	1,216,921	1,095,676

Accounts receivable, net	1,218,088	1,056,225	991,539	1,069,771	1,359,430
Other receivables	158,970	145,658	132,742	57,454	73,193
Inventories, net	819,373	775,142	657,881	556,264	551,541
Prepaid income taxes	28,351	41,780	16,354	21,845	51,476
Prepaids	26,644	27,954	32,149	27,898	21,163
Other current assets	145,953	109,567	119,405	132,338	127,593

Total current assets	2,908,826	3,569,462	3,334,857	3,082,491	3,280,072

Property, plant and equipment, net	372,467	347,506	355,033	354,050	353,377
Goodwill	2,278,512	2,016,580	2,014,550	2,018,012	2,016,169
Intangible assets, net	1,771,363	1,406,591	1,491,103	1,586,187	1,677,178
Investments	71,082	73,199	61,047	65,035	72,932
Deferred income taxes	115,435	193,703	199,102	190,037	298,757
Other assets	101,858	57,246	54,843	58,919	59,877

	$7,619,543	$7,664,287	$7,510,535	$7,354,731	$7,758,362

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,201,094	$1,266,214	$1,201,883	$1,020,234	$1,048,904
Accrued compensation, benefits and related taxes	155,966	102,222	81,355	73,220	139,794
Accrued warranty	44,507	45,036	44,812	46,330	49,618
Deferred revenue	115,223	118,598	130,454	145,197	132,128
Current portion of LT debt & financing lease obligations	83,559	89,156	89,336	82,767	82,734
Income taxes payable	6,897	4,420	9,487	20,278	23,133
Other accrued liabilities	320,211	327,099	303,013	300,861	357,823

Total current liabilities	1,927,458	1,952,745	1,860,340	1,688,887	1,834,134
Long-term debt & financing lease obligations, net of current portion	2,116,244	2,112,494	2,134,506	2,159,300	2,180,009
Accrued pension	42,637	54,867	55,532	54,809	52,652
Noncurrent income taxes	144,665	115,434	114,187	120,493	123,344
Deferred income taxes	68,888	83,058	83,516	89,260	223,529
Other noncurrent liabilities	134,519	118,420	120,381	112,977	117,957

Total liabilities	4,434,412	4,437,018	4,368,462	4,225,726	4,531,625

Stockholders’ equity:
Ordinary shares	2,768	2,788	2,786	2,802	2,831
Capital in excess of par value	3,387,128	3,367,940	3,356,183	3,322,803	3,314,707
Accumulated other comprehensive loss	4,552	8,838	2,211	10,628	3,291
Accumulated deficit	(224,784)	(188,375)	(256,705)	(243,207)	(132,013)

Total ARRIS International plc stockholders’ equity	3,169,664	3,191,191	3,104,475	3,093,026	3,188,816
Stockholders’ equity attributable to noncontrolling interest	15,467	36,078	37,598	35,979	37,921

Total stockholders’ equity	3,185,131	3,227,269	3,142,073	3,129,005	3,226,737

	$7,619,543	$7,664,287	$7,510,535	$7,354,731	$7,758,362

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Net sales	$1,738,593	$1,759,223	$6,614,392	$6,829,118
Cost of sales	1,244,124	1,323,222	4,948,153	5,121,501

Gross margin	494,469	436,001	1,666,239	1,707,617

Operating expenses:
Selling, general, and administrative expenses	140,653	115,597	473,619	454,190
Research and development expenses	141,441	132,401	539,094	584,909
Amortization of intangible assets	100,588	100,046	375,407	397,464
Integration, acquisition, restructuring and other costs	67,734	15,450	98,356	160,337
Impairment of goodwill and intangible assets	55,000	—	55,000	—

	505,417	363,494	1,541,477	1,596,900

Operating (loss) income	(10,948)	72,507	124,762	110,717
Other expense (income):
Interest expense	23,850	20,985	87,088	79,817
Loss on investments	2,088	7,788	11,066	21,194
Loss (gain) on foreign currency	4,188	(22,151)	9,757	(13,982)
Interest income	(1,978)	(1,623)	(7,976)	(4,395)
Other (income) expense, net	(402)	(7,601)	1,873	3,991

Income (loss) before income taxes	(38,693)	75,109	22,952	24,092
Income tax (benefit) expense	(31,656)	(10,937)	(44,268)	15,131

Consolidated net (loss) income	(7,038)	86,046	67,221	8,961
Net loss attributable to noncontrolling interests	(20,604)	(2,237)	(25,903)	(9,139)

Net income attributable to ARRIS International plc	$13,566	$88,283	$93,124	$18,100

Net income per ordinary share (1):
Basic	$0.07	$0.46	$0.50	$0.09

Diluted	$0.07	$0.46	$0.49	$0.09

Weighted average ordinary shares:
Basic	186,548	190,145	187,133	190,701

Diluted	188,829	192,400	189,616	192,185

(1)	Calculated based on net income attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating Activities:
Consolidated net (loss) income	$(7,038)	$86,046	$67,221	$8,961
Depreciation	22,855	21,764	88,195	90,577
Amortization of acquired intangible assets	102,455	102,647	382,416	404,475
Amortization of deferred finance fees and debt discount	2,339	1,915	7,960	7,705
Impairment of goodwill and intangible assets	55,000	—	55,000	2,200
Deferred income taxes	(29,449)	(53,600)	(65,989)	(148,418)
Foreign currency remeasurement of deferred income taxes	320	(16,356)	10,490	(16,356)
Stock compensation expense	18,706	15,997	81,557	60,049
Provision for non-cash warrants	(8,145)	16,265	—	30,159
Provision for doubtful accounts	(7)	246	(566)	1,386
Loss on disposal of plant, property and equipment and other	1,187	3,828	7,063	8,706
Loss on investments and others	2,088	7,788	11,065	21,194
Excess tax benefits from stock-based compensation plans	—	(16,525)	—	(20,085)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(129,282)	(256,788)	175,930	(258,677)
Other receivables	(13,312)	(27,737)	(85,777)	(31,517)
Inventories	3,989	51,515	(218,744)	282,644
Accounts payable and accrued liabilities	(88,913)	69,859	43,524	(178,086)
Prepaids and other, net	(10,568)	28,435	(25,508)	97,578

Net cash (used in) provided by operating activities	(77,775)	35,299	533,837	362,495

Investing Activities:
Purchases of investments	(243)	(71,688)	(68,493)	(141,543)
Sales of investments	10,000	22,605	165,301	25,931
Purchases of property, plant & equipment, net	(15,683)	(26,114)	(78,072)	(66,760)
Acquisitions, net of cash acquired	(760,802)	—	(760,802)	(340,118)
Purchases of intangible assets	—	(2,216)	(6,422)	(5,526)
Other, net	—	—	826	3,507

Net cash used in investing activities	(766,728)	(77,413)	(747,662)	(524,509)

Financing Activities:
Proceeds from issuance of debt	145,533	—	175,847	800,000
Payment of accounts receivable financing facility	—	—	—	(23,546)
Payment of financing lease obligation	(187)	(201)	(777)	(758)
Payment of debt obligations	(145,033)	(22,375)	(244,009)	(319,750)
Payment for deferred financing costs and debt discount	(4,499)	—	(5,961)	(2,304)
Repurchase of shares	(50,000)	—	(196,965)	(178,035)
Excess income tax benefits from stock-based compensation plans	—	16,525	—	20,085
Repurchase of shares to satisfy employee minimum tax withholdings	(214)	(163)	(26,573)	(17,925)
Proceeds from issuance of shares, net	8,846	8,570	17,469	12,885
Contribution from noncontrolling interest	—	—	3,500	—

Net cash (used in) provided by financing activities	(45,554)	2,356	(277,469)	290,652

Effect of exchange rate changes on cash and cash equivalents	(2,197)	(12,097)	(1,256)	(12,097)
Net (decrease) increase in cash and cash equivalents	(892,254)	(51,855)	(492,550)	116,541
Cash and cash equivalents at beginning of period	1,379,827	1,031,978	980,123	863,582

Cash and cash equivalents at end of period	$487,573	$980,123	$487,573	$980,123

ARRIS INTERNATIONAL PLC

PRELIMINARY ADJUSTED SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q4 2016		Q3 2017		Q4 2017		DEC YTD 2016		DEC YTD 2017
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Sales	$1,759,223		$1,728,524		$1,738,593		$6,829,118		$6,614,392
Highlighted items:
Reduction in revenue related to warrants	16,265		3,064		(8,145)		30,159		—
Acquisition accounting impacts of deferred revenue	—				1,120		—		1,120

Adjusted sales	$1,775,488		$1,731,588		$1,731,568		$6,859,277		$6,615,512

Net income attributable to ARRIS International plc	$88,283	$0.46	$88,320	$0.47	$13,566	$0.07	$18,100	$0.09	$93,124	$0.49
Highlighted Items:
Impacting gross margin:
Stock compensation expense	2,388	0.01	3,897	0.02	3,303	0.02	9,397	0.05	13,947	0.07
Reduction in revenue related to warrants	16,265	0.08	3,064	0.02	(8,145)	(0.04)	30,159	0.16	—	—
Acquisition accounting impacts of deferred revenue	—	—	—	—	1,120	0.01	—	—	1,120	0.01
Acquisition accounting impacts of fair valuing inventory	581	0.00	—	—	7,560	0.04	51,405	0.27	8,468	0.04
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	7,922	0.04	10,836	0.06	67,734	0.36	152,810	0.80	98,356	0.52
Amortization of intangible assets	100,046	0.52	90,162	0.48	100,588	0.53	397,464	2.07	375,407	1.98
Impairment on goodwill and intangible assets	—	—	—	—	55,000	0.29	—	—	55,000	0.29
Stock compensation expense	13,608	0.07	16,316	0.09	15,403	0.08	50,652	0.26	66,711	0.35
Noncontrolling interest share of non-GAAP adj	(807)	—	(711)	—	(20,026)	(0.11)	(3,145)	(0.02)	(22,352)	(0.12)
Impacting other (income)/expense:
Impairment (gain) on investments	4,446	0.02	(1,821)	(0.01)	—	—	12,297	0.06	929	0.00
Debt amendment fees	—	—	—	—	3,069	0.02	(237)	—	5,851	0.03
Credit facility - ticking fees	—	—	—	—	—	—	(9)	—	—	—
FX contract losses related to cash consideration of Pace acquisition	—	—	—	—	—	—	1,610	0.01	—	—
Remeasurement of certain deferred tax liabilities	(16,356)	(0.09)	3,569	0.02	851	—	(16,356)	(0.09)	9,359	0.05
France R&D tax credit	(4,992)	(0.03)	—	—	—	—	—	—	—	—
Impacting income tax expense:
Foreign withholding tax	—	—	—	—	—	—	54,741	0.28	—	—
Net tax items	(58,513)	(0.30)	(62,698)	(0.33)	(73,038)	(0.39)	(208,524)	(1.09)	(189,884)	(1.00)

Total highlighted items	64,588	0.34	62,614	0.33	153,419	0.81	532,264	2.77	422,912	2.23

Adjusted net income	$152,871	$0.79	$150,934	$0.80	$166,985	$0.88	$550,364	$2.86	$516,036	$2.72

Weighted average ordinary shares - basic		190,145		187,064		186,548		190,701		187,133

Weighted average ordinary shares - diluted		192,400		188,941		188,829		192,185		189,616

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & GROSS MARGIN RECONCILIATION

(in thousands)

(unaudited)

	Q4 2016	Q3 2017	Q4 2017	FY 2016	FY 2017
Sales - GAAP	1,759,220	1,728,524	1,738,593	6,829,110	6,614,392
Fair Value of Warrants Adjustment	16,264	3,064	(8,145)	30,159	—
Fair Value of Deferred Revenue Adjustment	—	—	1,120		1,120

Adjusted Sales - Non- GAAP	1,775,485	1,731,588	1,731,569	6,859,270	6,615,513

GAAP Gross Margin	435,997	431,155	494,469	1,707,609	1,666,239
Fair Value of Inventory Adjustment	580	—	7,560	51,405	8,468
Fair Value of Deferred Revenue Adjustment	—	—	1,120	—	1,120
Equity Compensation	2,388	3,897	3,303	9,397	13,947
Fair Value of Warrants Adjustment	16,264	3,064	(8,145)	30,159	—

Adjusted Gross Margin - Non-GAAP	455,229	438,116	498,307	1,798,569	1,689,774

GAAP Gross Margin - %	24.8%	24.9%	28.4%	25.0%	25.2%
Adjusted Gross Margin - Non-GAAP - %	25.6%	25.3%	28.8%	26.2%	25.5%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & DIRECT CONTRIBUTION RECONCILIATION

(in thousands)

(unaudited)

	Q4 2017
	Network & Cloud	CPE	Enterprise	Corp/Other	Total
Net Sales	595,842	1,089,981	45,749	7,021	1,738,593
Non GAAP Adjustments (1)	—	—	—	(7,021)	(7,021)

Adjusted Net Sales	595,842	1,089,981	45,749	0	1,731,572

Direct Contribution (2)	262,868	123,678	6,094	(180,265)	212,375
Non GAAP Adjustments (3)	—	—	—	19,241	19,241

Adjusted Direct Contribution	262,868	123,678	6,094	(161,024)	231,616

Direct Contribution % of sales	44.1%	11.3%	13.3%		13.4%

(1)	Impact of warrants adjustment and adjustment related to acquisition accounting impacts
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Equity compensation expense, adjustments related to the acquisition accounting impacts and warrants adjustment

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED EPS GUIDANCE RECONCILIATION

(in millions, except per share data)

	Q1 2018 Guidance	FY 2018 Guidance
Estimated GAAP EPS	$(0.43) - $(0.38)	$0.48 - $ 0.73
Reconciling Items:
Amortization of Intangibles	0.63	2.12
Stock Compensation Expense	0.11	0.50
Integration and Other Costs	0.12	0.15
Purchase Accounting Items	0.15	0.20
Impairment of Goodwill and Intangible Assets	0.04	0.04
Net tax items	(0.12)	(0.69)

Subtotal	0.93	2.32

Estimated Adjusted (Non-GAAP) EPS	$0.50 - $ 0.55	$2.80 - $ 3.05

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants: We entered into agreements with two customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’s ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record any change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Deferred Revenue: In connection with our acquisition of Ruckus Networks, business combination rules require us to account for the fair values of arrangements for which acceptance has not been obtained, and post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We have historically experienced high renewal rates related to our support agreements and our objective is to increase the renewal rates on acquired post contract support agreements; however, we cannot be certain that our customers will renew our contracts

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the acquired inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, Restructuring Costs and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo, Pace Combination and pending Ruckus Networks acquisition, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring expenses consist of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Impairment of Goodwill and Intangibles: We have excluded the effect of the estimated impairment of goodwill and intangible assets in calculating our non-GAAP operating expenses and net income measures. Although an impairment does not directly impact the Company’s current cash position, such expense represents the declining value of the technology and other intangible assets that were acquired. We exclude these impairments when significant and they are not reflective of ongoing business and operating results.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed for the ActiveVideo acquisition is accounted for by ARRIS under the consolidation method. As a result, the consolidated statements of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment (Gain) on Investments: We have excluded the effects of other-than-temporary impairments and certain gains on investments in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2017, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement and extend the maturitity of the Term Loan B. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our interest expense.

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee was paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Remeasurement of Certain Deferred Tax Liabilities: The Company recorded a foreign currency remeasurement (gain) loss related to a deferred income tax liability, in the United Kingdom, arising from the assignment of intangibles acquired in the Pace acquisition. This deferred income tax liability is denominated in GBP. The foreign currency remeasurement gain derives from the remeasurement of the GBP deferred income tax liability to the USD, since the date of the acquisition. We have excluded the impact of this gain in the calculation of our non-GAAP measures. We believe it is useful to understand the effect of this item on our total other expense (income).

France R&D Tax Credit: France R&D tax credits were recorded as an other asset on the date of our acquisition of Pace, as Pace France, a subsidiary of Pace, had a history of losses and did not expect to utilize their R&D Tax Credits against a future France income tax liability but rather expected to use the credits to offset non-income taxes. In the third quarter of 2016, our restructuring in France required a reclassification of the R&D tax credits from other assets to deferred tax assets prior to the utilization of the tax credits. This impact of the reclassification was a charge to other expense with an offsetting tax benefit. However, during the fourth quarter of 2016, the Company determined that the original classification within income taxes was more appropriate and therefore the reclassification from the third quarter of 2016 reversed. We have excluded the effect of the other expense and tax benefit in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this event on our total other expense (income) and income tax.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.